Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Jeffrey L. Edwards, Vice President, Operations of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review, under his supervision, to be made of i) the activities; and ii) the performance under the Agreement (as defined below), of the Company during the period September 22, 2010 through March 31, 2011 (the “Reporting Period”); and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Section 4.09(a) of that certain Sale and Servicing Agreement, dated as of September 22, 2010, as amended, supplemented or otherwise modified and in effect from time to time (the “Agreement”), by and among the Company, in its individual capacity and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2010-A Owner Trust, as issuer.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 17th day of June, 2011.

                  /s/ Jeffrey L. Edwards
                  Jeffrey L. Edwards
                  Vice President, Operations